Exhibit 2

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Council of Europe Development Bank

55, avenue Kléber

75116 Paris

External Auditor’s Report

on the Financial Statements

Year ended December 31st, 2011

To the Members of the Governing Board and Administrative Council,

In compliance with the assignment entrusted to us by the Governing Board, we have audited the accompanying financial statements of The Council of Europe Development Bank, which comprise the balance sheet as at December 31st, 2011, and the profit and loss account, statement of comprehensive income, statement of changes in equity and cash flow statement for the year then ended, and notes comprising a summary of significant accounting policies and other explanatory notes.

Governor’s Responsibility for the Financial Statements

The Governor is responsible for the preparation and fair presentation of these financial statements in accordance with International Financial Reporting Standards (IFRS) as adopted for use by the European Union. This responsibility includes: designing, implementing and maintaining internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error; selecting and applying appropriate accounting policies; and making accounting estimates that are reasonable in the circumstances.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with International Standards on Auditing (ISA). Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance whether the financial statements are free from material misstatement.

Société anonyme au capital de 1 723 040 €

Société d’Expertise Comptable inscrite au Tableau de I’Ordre du Conseil Régional de Paris Ile-de-France

Société de Commissaires aux Comptes, membre de la Compagnie régionale de Versailles

572 028 041 RCS Nanterre

IVA : FR 02 572 028 041

Member of Deloitte Touche Tohmatsu Limited

Council of Europe Development Bank	2 / 2

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by the Governor, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements give a true and fair view of the financial position of The Council of Europe Development Bank as of December 31st, 2011, and of its financial performance and its cash flows for the year then ended in accordance with IFRSs as adopted for use by the European Union.

Neuilly-sur-Seine, February 23, 2012

Deloitte & Associés

Jose-Luis Garcia	Sylvie Bourguignon

FINANCIAL STATEMENTS 2011

FINANCIAL STATEMENTS 2011

FINANCIAL STATEMENTS

Prepared in compliance with IFRS adopted by the European Union

The Bank’s objectives

“The primary purpose of the Bank is to help in solving the social problems with which European countries are or may be faced as a result of the presence of refugees, displaced persons or migrants consequent upon movements of refugees or other forced movements of populations and as a result of the presence of victims of natural or ecological disasters.

The investment projects to which the Bank contributes may be intended either to help such people in the country in which they find themselves or to enable them to return to their countries of origin when the conditions for return are met or, where applicable, to settle in another host country. These projects must be approved by a member of the Bank.

The Bank may also contribute to the realisation of investment projects approved by a member of the Bank which enable jobs to be created in disadvantaged regions, people in low income groups to be housed or social infrastructure to be created”.

(Articles of Agreement, Article II).

Sectors of action

The Bank (CEB) contributes to the implementation of socially-orientated investment projects in favour of social cohesion through three major sectoral lines of action, namely the strengthening of social integration, management of the environment and supporting public infrastructure with a social vocation.

Its actions comply with eligibility criteria specific to each sectoral line of action, thus reflecting not only the CEB’s specific social vocation, but also the development logic underpinning all its activity.

In accordance with resolution 1522 (2009) approved by the Administrative Council on 20 November 2009, each of these three action lines involves the following fields:

- Strengthening of social integration

To contribute to strengthening social integration and thus to attack the roots of exclusion means, at operational level, acting in favour of refugees, migrants and displaced persons, promoting social housing and the creation and preservation of jobs, improving living conditions in urban and rural areas.

- Management of the environment

To contribute to managing the environment means not only systematically responding to emergency situations in the event of natural or ecological disasters, but also promoting protection of the environment and preservation of historic and cultural heritage.

- Supporting public infrastructure with a social vocation

An integrated approach to support the development of public infrastructure with a social vocation in the key sectors of health, education, vocational training and administrative and judicial public services in the long term facilitates more dynamic and more equitable social and economic growth, thus promoting individual fulfilment and collective well-being.

FINANCIAL STATEMENTS 2011

Balance sheet

In thousand euros

Assets	Notes	31/12/2011	31/12/2010
Cash in hand, balances with central banks		242 980	230 316
Financial assets at fair value through profit or loss	D	1 658 168	1 216 278
Hedging derivative instruments	D	1 224 143	1 226 344
Available-for-sale financial assets	E	3 649 876	6 332 058
Loans and advances to credit institutions and to customers
Loans	F	12 283 910	12 115 390
Advances	F	4 719 503	1 322 336
Financial assets held to maturity	E	2 267 665	2 241 862
Tangible and intangible assets	G	31 896	31 297
Other assets	H	5 041	5 125
Total assets		26 083 182	24 721 006
Liabilities
Financial liabilities at fair value through profit or loss	D	587 231	1 275 923
Hedging derivative instruments	D	477 267	445 669
Amounts owed to credit institutions and to customers	I	70 794	100 809
Debt securities in issue	I	20 958 367	19 855 536
Other liabilities	H	1 705 262	823 133
Selective Trust Account (STA)	J	80 285	78 733
Provisions	K	92 311	82 548
Total liabilities		23 971 517	22 662 351
Capital	L
Subscribed		4 952 513	3 303 450
Uncalled		(4 398 245)	(2 933 712)

Called		554 268	369 738
General reserve		1 612 971	1 686 636
Gains or losses recognised directly in equity	E	(161 925)	(113 584)
Net profit for the year		106 351	115 865
Total equity		2 111 665	2 058 655

Total liabilities and equity		26 083 182	24 721 006

FINANCIAL STATEMENTS 2011

Income statement

In thousand euros

	Notes	2011	2010
Interest and similar income
Available-for-sale financial assets		62 133	40 007
Loans and advances to credit institutions and to customers		241 103	135 696
Financial assets held to maturity		90 969	92 580
Interest expenses and similar charges
Amounts owed to credit institutions and to customers		(12 555)	(6 592)
Debt securities in issue		(236 631)	(120 701)
Other interest expenses and similar charges		(4 347)	(4 405)
Interest margin	M	140 672	136 585
Net gains or losses from financial instruments at fair value through profit or loss	N	3 788	(1 050)
Net gains or losses from available-for-sale financial assets	O	54	62
Commissions and other net expenses	P	(1 556)	(1 941)
Net banking income		142 958	133 656

General operating expenses	Q	(34 614)	(32 062)
Net depreciation and amortisation charges of fixed assets	G	(1 993)	(1 838)
Gross operating income		106 351	99 756
Cost of risk	R		16 109
Net profit		106 351	115 865

FINANCIAL STATEMENTS 2011

Statement of comprehensive income

In thousand euros

	2011	2010
Net profit	106 351	115 865
Changes in value of available-for-sale financial assets	(48 341)	(9 982)
Other elements of comprehensive income	(48 341)	(9 982)

Total	58 010	105 883

Statement of changes in equity

In thousand euros

	Called capital	Reserves and result	Gains or losses recognised directly in equity	Total equity
Equity as at 1 January 2010	369 738	1 692 636	(103 602)	1 958 772
Appropriation of profit for the 2009 financial year		(6 000)		(6 000)
Profit for the 2010 financial year		115 865		115 865
Changes in value of assets and liabilities recognised directly in equity			(9 982)	(9 982)
Equity as at 31 December 2010	369 738	1 802 501	(113 584)	2 058 655

Capital increase	184 530	(184 530)
Appropriation of profit for the 2010 financial year		(5 000)		(5 000)
Profit for the 2011 financial year		106 351		106 351
Changes in value of assets and liabilities recognised directly in equity			(48 341)	(48 341)
Equity as at 31 December 2011	554 268	1 719 322	(161 925)	2 111 665

FINANCIAL STATEMENTS 2011

Statement of cash flows

In thousand euros

		Notes	2011	2010
For the year ended 31 December
Profit for the year			106 351	115 865
+/-	Net depreciation charges of tangible and intangible assets	G	1 993	1 838
+/-	Net provision charges			15
+/-	Net loss/net profit from investing operations		16 074	26 198
+/-	Other movements		29 086	(1 717)
	Total of non-monetary items included in the result		47 153	26 334

+/-	Cash flows related to operations with credit institutions and customers		(151 399)	329 702
+/-	Cash flows related to other operations affecting financial assets or liabilities		3 414 678	(1 161 266)
+/-	Cash flows related to operations affecting non-financial assets or liabilities		(8 228)	(4 048)
	Net decrease /(increase) of assets and liabilities resulting from operating activities		3 255 051	(835 612)
	Total net cash flows from operating activities (a)		3 408 555	(693 413)

+/-	Cash flows related to financial assets held to maturity		(38 002)	(123 212)
+/-	Cash flows related to tangible and intangible assets	G	(2 510)	(1 920)
	Total net cash flows from investing operations (b)		(40 512)	(125 132)

+/-	Cash flows from/to Member States		3 642	3 452
+/-	Cash flows from debt securities in issue		53 626	677 708
	Total net cash flows from financing operations (c)		57 268	681 160

Effects of changes in foreign exchange rates on cash and cash equivalents (d)
			885	1 041

	Net increase/(decrease) in cash and cash equivalents (a)+(b)+(c)+(d)		3 426 196	(136 344)

Cash and cash equivalents at the beginning of the financial year			1 532 173	1 668 517
	Cash in hand, balances with central banks		230 316	386 883
	Advances repayable on demand and term deposits with credit institutions		1 301 857	1 281 634
Cash and cash equivalents at the end of the financial year			4 958 369	1 532 173
	Cash in hand, balances with central banks		242 980	230 316
	Advances repayable on demand and term deposits with credit institutions	F	4 715 389	1 301 857
	Changes in cash and cash equivalents		3 426 196	(136 344)

FINANCIAL STATEMENTS 2011

NOTES TO THE FINANCIAL STATEMENTS

Note A – Summary of principal accounting methods applied by the Bank (CEB)

1. Applicable accounting norms

The International Financial Reporting Standards (IFRS) have been applied to the Bank’s financial statements since 1 January 2005 (date of the first application), in conformity with the recommendations of IFRS 1, “First-time adoption of International Financial Reporting Standards” and in keeping with the other standards of the IFRS, taking into account the version and the interpretations of the standards as adopted by the European Union (*). These exclude several provisions of the IAS 39 as approved by IASB regarding hedge accounting.

The amendments to IAS 19 “Employee benefits”, with mandatory application at 1 January 2013 (and not yet approved by the European Union) will be translated particularly for the Bank by the recognition in equity of the actuarial differences not currently recognised (see Note K – Provisions).

The other norms and amendments published by the IASB, not yet under mandatory application and not yet approved by the European Union (IFRS 10, 11, 12, 13, amendments to IAS 1, amendments to IFRS 7 and IAS 32) should have no significant impact for the Bank.

Moreover, the financial instruments project (in replacement of IAS 39) is still ongoing at IASB. The application date of IFRS 9 (one of its components) has been postponed to 1 January 2015. On the other hand, the European Union has differed the approval of this standard.

Within the context of IFRS application, the main area of assessment relates to credit risk assessment. Except these aspects, the CEB’s nature of operations do not necessitate, in terms of judgement and valuation complexity, significant estimates or defining assumptions in preparing its financial statements. However, economic and demographic assumptions are used to value the post-employment social commitments.

2. Financial assets and liabilities

2.1. Foreign currency transactions

The financial statements are presented in euros.

Monetary assets and liabilities denominated in foreign currencies are translated into euros (CEB’s functional currency) at the market exchange rate applicable at the end-date of the accounting period. Exchange variations resulting from this translation are accounted for in the income statement.

Non-monetary assets denominated in foreign currencies, particularly shares and other variable-yield securities which are classified as “Available-for-sale financial assets” are translated into euros at the exchange rate applicable at end-date except if this financial asset is subject to a fair value hedge for the foreign exchange risk. In such case, exchange variations resulting from translation into euros are recorded under equity and are accounted for in the income statement only at the disposal of the security, or in the eventuality of its depreciation.

Forward currency transactions are valued at market value by using the forward exchange rate applicable for the remaining period for the currency concerned. Exchange spot positions are valued at the spot exchange rate at the end of the period. The resulting exchange differences are recorded in the income statement.

(*) A complete reference guide of standards adopted within the European Union is available on the European Commission website:

http://ec.europa.eu/internal_market/accounting/ias/standards_en.htm

FINANCIAL STATEMENTS 2011

2.2. Loans

The category “Loans and advances to credit institutions and to customers” consists of non-derivative financial assets with fixed or determinable payments non-quoted on an active market and that are nor held for trading, neither intended to be sold when granted.

The item “Loans” under category “Loans and advances to credit institutions and to customers” include loans granted by the Bank.

The item “Advances” under category “Loans and advances to credit institutions and to customers” consists of advances repayable on demand with credit institutions (except central banks) and interbank advances granted by CEB. Advances repayable on demand with credit institutions allow settling and receiving payments from financial transactions related to its activities.

Loans given out by the Bank are first recorded at their market value which in general is the equivalent of the net amount initially disbursed.

Thereafter, loans are valued at amortised cost and interest is calculated on the basis of the global effective interest rate method.

Financing commitments are recorded in the off-balance sheet for the amount not yet used.

In application of IAS 39, within the ambit of fair value hedge transactions, the loan book value is adjusted for the profits or losses relative to the hedged risk.

2.3. Securities

Securities held by the Bank are classified under two categories:

- Financial assets held to maturity

The category “Financial assets held to maturity” includes securities at fixed income and fixed maturity that the Bank has the intention and ability to hold to maturity.

After acquisition, securities classified under this category are accounted for at amortised cost in accordance with the effective interest rate method, which includes the amortisation of the premium or discount equivalent to the difference between their purchase price and their reimbursement value.

Income from these securities is recorded under the heading “Interest and similar income” in the income statement.

- Available-for-sale financial assets

The “Available-for-sale financial assets” category includes fixed income or variable-yield securities which do not fall under the previous category.

Securities under this category are initially valued at their market value inclusive of transaction charges. At end-date, securities are valued at their market value, and whose variations, exclusive of accrued income are presented under a specific heading in equity “Gains or losses recognised directly in equity”, except for securities covered by a fair value hedge. In such case, the profits and losses relative to hedged risks are recorded in the income statement under the same heading as the changes in value of hedging instrument, in conformity with IAS 39.

At the disposal, maturity or depreciation of the securities (in cases of durable depreciation), these deferred gains or losses, previously recorded under equity, are accounted for in the income statement under the heading “Net gains or losses from available-for-sale financial assets”.

Income from fixed income securities under this category, which is accounted for on the basis of the effective interest rate method, is presented under the heading “Interest and similar income” in the income statement. Dividends received from variable-rate securities are recorded under the aggregate “Net gains or losses from available-for-sale financial assets”.

- Date and accounting criteria

Securities classified under the two categories above are recorded at the trade date.

FINANCIAL STATEMENTS 2011

2.4. Depreciation of financial assets

- Financial assets valued at amortised cost

Depreciation of loans and financial assets held to maturity is accounted for when there is an objective indication of a measurable loss in value following an event that occurred after loan approval or security purchase. These principles also apply to provisions relating to financing commitments.

Any observable data being related to the following events represents an objective indication of a loss in value:

- the existence of at least a three month unpaid amount

- awareness or observation of significant financial difficulties of the counterparty leading to the conclusion of a proven existing risk, whether an unpaid amount has been noted or not

- the concessions yielded with the terms of the loans, which would not have been granted without financial difficulties of the borrower.

The amount of provision is equivalent to the difference between the book value of the asset and the present value of estimated future recoverable cash flows, taking into account guaranties, discounted at the financial asset’s original effective interest rate. Changes in value of such depreciated assets are recorded under the heading “Cost of risk” in the income statement.

After the asset depreciation, a theoretical revenue from asset’s net book value, calculated on the basis of the original effective interest rate used for discounting the estimated future cash flows, is recorded in the income statement under the heading “Interest and similar income”. Loan depreciation is recorded in a separate provision account, thus reducing its original value recorded under assets.

Provisions related to a financing commitment, a guaranty or litigation are recorded under liabilities.

- Available-for-sale financial assets

At CEB, “Available-for-sale financial assets”, mainly composed of fixed income securities, are depreciated on an individual basis by counterparty of income statement in case of an objective indication of durable depreciation resulting from one or more events subsequent to the purchase.

Criteria for depreciation of these securities are similar to those applied for depreciation of financial assets valued at amortised cost.

A depreciation of a fixed income security is recorded under the income statement heading “Cost of risk” and may be released in case of subsequent improvement of security’s market value.

2.5. Debt securities in issue

Securities issued by CEB qualify as debt instruments by reason of a contractual obligation for the Bank to settle their holder.

Debt securities in issue are initially recorded at their issuance value inclusive of transaction charges and are subsequently valued at their amortised cost by using the effective interest rate method.

In application of IAS 39, within the ambit of fair value hedge transactions, the book value of issues is adjusted for the profits or losses relative to the hedged risk.

FINANCIAL STATEMENTS 2011

2.6. Derivative instruments

All derivative instruments are accounted for in the balance sheet at trade date at their transaction price. At end-date they are revalued at their market value.

Derivatives are classified under two categories:

- Transaction derivatives

Derivative instruments are by default considered to be transaction instruments, except if they can qualify as hedging instruments. They are recorded in the balance sheet under the heading “Financial assets at fair value through profit or loss” in cases of positive market value and under the heading “Financial liabilities at fair value through profit or loss” when the market value is negative. Profits or losses are recorded in the income statement under the heading “Net gains or losses from financial instruments at fair value through profit or loss”.

- Derivatives and hedge accounting

Fair value hedge is used by the Bank to cover namely the interest rate risk of assets and liabilities with fixed interest rate, for identified financial instruments (loans, available for sale assets, issues and borrowings).

In order to qualify a financial instrument as hedging derivative, the Bank keeps information on the hedge from its initial application. This information specifies the designated asset or liability, the hedged risk, the type of derivative instrument used and the evaluation method which will be employed in assessing the retrospective and prospective effectiveness of the hedge.

The derivative instrument designated as hedge has to be highly effective in order to compensate for the value variations resulting from the hedged risk; this effectiveness has to be ensured from the hedging’s initial application and subsequently throughout its life.

In the case of fair value hedge relationship, derivatives are revalued in the balance sheet at their fair value, whilst fair value variations are recorded in the income statement under the heading “Net gains or losses from financial instruments at fair value through profit or loss”, symmetrically to the revaluation of the instruments hedged for the estimated risk. In the balance sheet, in the case of hedging relationship of identified assets or liabilities, revaluation of the hedged item is accounted for in conformity with the classification of the instrument hedged. The impact recorded in the income statement represents the eventual ineffectiveness of the hedge.

In cases where a hedge is interrupted or it no longer satisfies the effectiveness tests, hedging derivatives are transferred to the trading portfolio and accounted for in accordance with the policies applicable to this category. In the case of interest rate instruments initially identified as hedged, the revaluation amount with respect to these instruments recorded in the balance sheet is amortised at the effective interest rate for its residual life duration. If the hedged items no longer figure in the balance sheet, particularly due to early redemption, this amount is immediately transferred to income statement.

2.7. Fair value assessment

The financial assets and liabilities under categories “Financial instruments at fair value through profit or loss”, “Hedging derivative instruments” and “Available-for-sale financial assets” are valued and recorded at their market value. The market value is equivalent to the amount for which an asset could be exchanged, or a liability settled, between knowledgeable, willing parties in an arm’s length transaction.

Securities held are quoted on an active market. The quoted prices are used to determine their market value.

Derivative instruments (foreign exchange, interest rate and currency swaps) are valued by using observable parameters on the basis of valuation models commonly accepted (discounted cash flow method, Black and Scholes model, interpolation techniques).

FINANCIAL STATEMENTS 2011

2.8. Interest income and expense

Interest income and expense are recognised in the income statement for all the financial instruments using the effective interest rate method.

The effective interest rate is the rate that discounts exactly the estimated future cash payments or receipts through the expected life of the financial instrument to the net book value of the financial asset or liability. This calculation includes commissions paid or received, when similar to interests, transaction charges and all premiums and discounts.

2.9. Cost of risk

In terms of credit risk, cost of risk includes net depreciation provisions related to loans, fixed income securities, net depreciation charges related to financing commitments and guaranties given, losses on irrecoverable receivables and recoveries of amortised receivables. Charges for litigations inherent to banking activity are also accounted for in cost of risk.

3. Fixed assets

Fixed assets recorded in the Bank’s balance sheet include tangible and intangible operating assets.

The fixed assets are recorded at their purchase price to which expenses directly connected are added.

Depreciation is calculated according to the estimated useful life of the asset expected by the Bank using the straight-line method, the residual value of the asset being deducted from its depreciable basis.

At every end-date, fixed assets are valued at their amortised cost (cost less depreciation and any possible impairment) and in which case, an accounting adjustment is carried out with respect to the duration of the useful life and the residual value.

- Tangible assets

The following is the breakdown of the “building” part of the operational premises, every element being depreciated according to its own useful life:

– Main works	50 years
– Façade and roofing	50 years
– General and technical installations	10 years
– Fixtures and fittings	10 years

Land is not depreciated. The other tangible fixed assets are depreciated according to the following durations:

– Fittings and furniture	10 years
– Vehicles	4 years
– Office and IT equipment	3 years

- Intangible assets

Intangible assets (IT software) are amortised by using the straight-line method over either 1 year (office software) or 5 years (application software).

FINANCIAL STATEMENTS 2011

4. Post-employment staff benefits

The Bank’s pension scheme is a defined benefit scheme, funded by contributions made both by the Bank and by the employees. Benefits are calculated based on the number of years of service and a percentage of the basis remuneration of the last year of service.

The other two post-employment benefit schemes (possibility for retired staff to maintain the medical insurance if they wish so and fiscal adjustment) are likewise defined benefit schemes.

These schemes, which are valued and for which provisions are set up, represent a commitment on the part of the Bank.

In conformity with IAS 19, actuarial valuations are carried out on these commitments, taking into account both financial and demographic assumptions.

The amount of the provision in relation to these commitments is determined by an independent actuary in accordance with the projected unit credit method.

The Bank applies the “corridor” method to calculate changes in the level of its actuarial variations relating to post-employment benefits. This method leads to the amortisation, in the income statement, of the actuarial variances over the average number of expected average remaining working lives of the beneficiaries when it exceeds 10% of the discounted value of the commitment.

5. Selective Trust Account (STA)

The Selective Trust Account aims at providing rate subsidies for loans or donations granted by the Bank in favour of eligible countries such as those defined by the Administrative Council. Its general operating principles are confirmed by the Resolution 1522 (2009) approved by the Administrative Council on 20 November 2009.

The STA essentially targets population groups such as:

Priority target groups:	- refugees, displaced populations, migrants
- populations victims of natural or ecological disasters

Vulnerable target groups:	- populations below the poverty threshold (less than 60% of median national income)

- abandoned children and disabled persons

- ethnic minorities

- Interest rate subsidies

A project financed by the Bank, may, upon the Governor’s proposal, be granted rate subsidies relative to the STA following approval by the Administrative Council. The resources of the STA are used for projects with a high social value, in eligible countries.

- Donations

Donations are aimed at funding projects that correspond to priority objectives in favour of priority or vulnerable target groups, within eligible countries.

The Account is funded with allocations perceived from the Bank’s Member States, through dividends of a social nature allocated upon appropriation of the Bank’s result. It may also be funded by voluntary contributions from the Bank’s Member States and the Council of Europe.

Interest rate subsidies and donations are subject to approval by the Bank’s Administrative Council.

Donations are granted to the beneficiaries and interest rate subsidies are recorded in the income statement under “Interest and similar income” and are spread over the life of the respective loans.

References to the Selective Trust Account can be found in an appendix note (Note J).

FINANCIAL STATEMENTS 2011

6. Related parties

With respect to IAS 24, the Bank does not control any entity and has no share investments. Moreover, the Bank is not a subsidiary of any entity. The financial statements are not affected by related party relationships.

7. Compensation for Chairpersons and Appointed Officials

The Articles of Agreement of the CEB lay down that the organisation, administration and supervision of the Bank are divided between the following organs:

–	the Governing Board
–	the Administrative Council
–	the Governor
–	the Auditing Board.

The Governing Board and the Administrative Council each consist of a Chairperson and one representative appointed by each Member State. A Vice-Chairperson is elected among the members of each body. The Chairperson of the Governing Board and the Chairperson of the Administrative Council are elected by the Governing Board for a 3-year term, and may be re-elected for a further 3-year term. The annual allowances of the Chairpersons and the Vice-Chairpersons are fixed by the Administrative Council for the duration of their terms of office.

The Governor is appointed by the Governing Board for a 5-year term and may be re-appointed once. He is assisted by the Vice-Governor Delegate and two other Vice-Governors. They are appointed by the Governing Board, for a 5-year term renewable once (1), upon the Governor’s proposal, following an opinion on conformity from the Administrative Council and after consultation with the members of the Governing Board. Their emoluments are fixed by the Administrative Council, within the framework of the approval of the annual budget of the Bank.

The gross compensation for the CEB’s Chairpersons and Appointed Officials can be summarised as follows:

		In thousand euros

	2011	2010
Office allowances
Chairperson of the Governing Board (2)	1.5
Chairperson of the Administrative Council (3)	45	45
Vice-Chairperson of the Governing Board (4)	6	0.5
Vice-Chairperson of the Administrative Council	6	6

Emoluments
Governor Alomar (until 17 December 2011) (5)	319	331
Governor Wenzel (from 18 December 2011) (6)	12
Vice-Governor Delegate Ruiz-Ligero	251	252
Vice-Governor Guglielmino	267	267
Vice-Governor Tarafás	251	252

(1)	This applies to Vice-Governors elected for the first time after 26 November 2010.
(2)

The seat of the Chairperson of the Governing Board was vacant until 17 December 2011. The Chairperson has waived his allowances for the period 18-31 December 2011, upon his request this amount was directly transferred by the CEB to the STA as a voluntary contribution.

(3)	The incumbent of the seat has changed on 28 June 2011. The allowances for 2011 have been split into equal amounts between the two incumbents.
(4)

Allowances of € 500 are paid monthly. Three successive Vice-Chairpersons held the seat in 2011. The Vice-Chairperson of the Governing Board, whose term ran from July to November 2011, has waived her allowances which were transferred to a charitable organization at her request.

(5)	Governor until 17 December 2011, received an additional payment of € 65 900 (compensation for leave not taken).
(6)	Governor as of 18 December 2011, received an additional payment of € 24 400 (statutory settling-in allowance).

FINANCIAL STATEMENTS 2011

The CEB’s Chairpersons and Appointed Officials do not receive any stock options or any other kind of bonus. At the end of their mandate, the Governor and Vice-Governors receive either a retirement pension or a tax exempt temporary allowance equivalent to 40% to 50% of their last basic salary, for a period of up to 3 years. This allowance is limited in the sense that its amount, cumulated with possible emoluments from other sources, may not exceed, in any case, the amount of the last basic salary received from the CEB.

In addition, the Governing Board, by its Resolution 383 (2010), has decided to abolish this temporary allowance for the new officials (Governor and Vice-Governors) appointed for the first term after 30 March 2010, the date of its adoption.

The Governor and Vice-Governors are affiliated to the medical and social cover as well as to pension scheme of the CEB. They benefit from other allowances as the staff members (paid leave, home leave, settling-in allowance and other allowances related to expatriation).

8. Taxation

The Third Protocol to the General Agreement on Privileges and Immunities of the Council of Europe states that the Bank’s assets, income and other property are exempt from all direct taxes.

Note B - Financial risk and capital management

Within the context of its lending and treasury activities, the CEB is exposed to four main types of risk: credit risk, market risk, liquidity risk and operational risk.

This Note gives information about the Bank’s exposure to these different types of risks, as well as about the objectives, policies and procedures which enable it to assess and manage such risks, and about capital management.

Risk management and control are of paramount importance to the creditworthiness of a financial institution. Therefore, the CEB regularly reviews its risk management and monitoring procedures on the basis of the principle of methodology continuity in order to comply with best banking practices.

As a supranational financial institution, the CEB is not subject to the regulatory ratios of its Member States, the Basel Committee’s recommendations or European Union directives. Nonetheless, the CEB uses these regulations as a point of reference in its risk management and control policy.

The Bank’s administrative bodies have overall responsibility for defining and overseeing the risk management framework.

- Decision-making committees

The Governor has established a number of decision-making committees responsible for defining and overseeing risk management policies in their respective fields. The Governor chairs all these committees.

— The Risk Committee is the cornerstone of the Bank’s credit risk management framework. Risk management policies are established to identify and analyse the risks faced by the Bank, to set the appropriate risk limits and controls and to monitor the respect of those limits. It meets weekly and takes decisions based on the Risk Management Department’s assessments and recommendations.

— The Finance Committee reviews on a weekly basis all aspects of the Bank’s financial activity (cash management, debt, trends on the financial markets, liquidity).

— The Funding Committee addresses the funding strategy and the pricing policy on a quarterly basis. It also decides on the strategy relating to debt issuance (amounts, currencies, conditions and schedule) on the basis of the Bank’s estimated liquidity requirements and in conformity with the annual levels of debt authorised by the Administrative Council following proposal by the Governor.

— The ALM Committee decides on the Bank’s asset and liability management strategy on a quarterly basis. It takes the necessary decisions with regard to financial risks on the basis of the Bank’s quarterly ALM report and in accordance with the financial policies approved by the Administrative Council.

— The Committee for Operational Risks and Organisation (CORO) meets annually to validate the Bank’s security policy and takes decisions related to prevention and monitoring of operational risks.

FINANCIAL STATEMENTS 2011

- Reporting on risk management

On a weekly basis, the members of the Risk Committee are informed about the Bank’s exposure to credit risk. In addition, a quarterly Risk Management Report (credit, market, liquidity, operational risks) is sent both to the members of the Administrative Council and Governing Board. Lastly, the Governor’s Annual Report includes an extensive chapter on risk management at the Bank as well as providing detailed information on its exposure at the end of the financial year.

1.	Credit risk

- Overview of the assessment process

Credit risk is defined as the risk of loss which may occur if counterparty fails to meet its contractual obligations, and arises principally from lending and treasury activities.

The Risk Management department identifies, assesses and manages all credit risks arising from the CEB’s activities, whether loans, deposits, securities and derivatives. For all potential projects, the department analyses the operation on the basis of the counterparty’s creditworthiness, the outstanding transactions with the counterparty as well as the country risk and, if necessary recommends credit enhancement measures (guarantees). Furthermore, the Risk Management department monitors compliance with portfolio management policies (loans, securities, derivatives) on a continuous basis, as well as overseeing the Bank’s large exposures.

The outstanding approval process: The procedure for approving new transactions makes the distinction between lending activities and treasury operations. When the Directorate General for Loans has identified a project, the Risk Management department assesses the transaction and assigns an internal rating. Then, the Risk Committee approves, modifies or rejects the limits proposed. Lastly, the project is submitted to the Administrative Council for its approval.

With reference to the transactions carried out by the Financial Directorate, the Administrative Council establishes the framework for such financial operations on the basis of the definition of the Bank’s investment policy. The Risk Management department assesses the different counterparties, assigns internal ratings, proposes limits and submits them to the Risk Committee which approves, modifies or rejects the limits.

The process of limits’ assignment: at the request of operational divisions, the Risk Management department establishes limits for the counterparties, which the Risk Committee validates. These limits are reviewed annually, unless it is necessary to do so within a shorter period of time. Limits are established at their nominal value.

The rating process: two types of internal ratings are assigned: counterparty ratings and transaction ratings. In accordance with best banking practices, the Risk Management department assigns an internal rating to all counterparties based on due diligence carried out on site or in-house. The internal rating scale ranges from 1 to 10, 10 being the best grade. Each internal rating corresponds to a rating on the scale used by international rating agencies (e.g.10 = AAA, 9.5 = AA+).

The internal counterparty rating is based on qualitative and quantitative criteria. When the international rating agencies have assigned ratings, the internal rating takes them into account, in combination with other criteria. The Bank has developed its own scoring models that permit it to apply different ratios depending on the type of counterparty (sovereign, regional or local authority, financial institution, corporate). Specific internal rating grids are used when counterparty has not been rated by an international rating agency.

The internal transaction rating, given for project financing operations only, is based on the internal counterparty rating. If applicable, it also takes into account credit enhancement measures (collaterals, guarantees, letter of comfort, assignment of receivables as well as any other structures that reduce the final risk).

The Bank has established a methodology for validating the internal rating system, based on an analysis of the difference between its own internal rating and that of the international rating agencies. Any difference of more than two notches between the two systems will automatically lead to a total revision of the internal rating.

According to international rating agencies, a rating which is equal to or higher than Baa3/BBB-, is investment grade and, if it is equal to or lower than Ba1/BB+, is below investment grade (BIG).

FINANCIAL STATEMENTS 2011

- Overall credit risk exposure

The Bank’s credit risk exposure on all its transactions excluding accrued interest (loans, financing commitments, deposits, securities, derivatives) at 31 December 2011 and 31 December 2010 is shown in the table below. With reference to the loan portfolio, credit enhancement measures have been taken into account.

					in million euros
	2011				2010
	AAA/AA	A/BBB	BIG	Total	AAA/AA	A/BBB	BIG	Total
Loans	2 543	6 071	3 461	12 075	4 706	5 154	2 128	11 988
Financing commitments	410	2 204	1 237	3 852	603	1 920	1 480	4 003
Deposits	3 549	1 409		4 958	1 215	368		1 583
Securities	4 364	1 288	200	5 852	6 496	1 977		8 473
Swap - add on	610	310		920	679	205		884
Forex	38			38	11	0		11
Swap coll - NPV not covered	129	60		189	122	19		141

Total	11 644	11 341	4 898	27 884	13 832	9 643	3 608	27 084

Rating as recommended by the Basel Committee (second best rating), and, when not rated by international rating agencies, internal rating

- Concentration-Large exposure

Large exposure is the overall exposure (loans, securities, deposits, derivatives and financing commitments) to counterparty or group of connected counterparties, exceeding 10% of sound equity.

The CEB defines sound equity as paid-in capital, reserves, gains or losses recognised directly in equity, as well as uncalled capital of triple-A or double-A rated member countries (according to second best rating by Moody’s, Standard & Poor’s and Fitch Ratings).

In line with Basel Committee recommendations and European Union directives, the CEB ensures that no exposure to a counterparty or group of connected counterparties exceeds the limit of 25% of sound equity, and that the cumulative total of large exposures does not exceed 800% of said equity.

At 31 December 2011, no counterparty exceeded the limit of 25% of the CEB’s sound equity (as in 2010) and seven groups and two counterparties overstepped 10%. The total outstanding on these counterparties came to € 5.8 billion, i.e. 121% of the Bank’s sound equity (end 2010, € 4.8 billion, 114%) on an 800% limit. As an international financial institution the CEB excludes “sovereign” risks of OECD member countries from this analysis.

- CEB’s exposure to sovereigns1 for loans and securities portfolios

					in million euros
	2011				2011
	Loans	Securities	Total		Loans	Securities	Total

EU countries (a)	6 976	1 802	8 778	Non EU countries (b)	1 331		1 331

France	140	920	1 060	Turkey	823		823
Germany	735	153	888	Croatia	247		247
Spain	416	348	765	Albania	101		101
Cyprus	652		652	Serbia	46		46
Portugal	198	200	398	Iceland	45		45
Belgium	369	10	379	“the former Yugoslav Republic of Macedonia”	30		30
Italy	209	160	369	Bosnia and Herzegovina	19		19
Finland	256		256	Moldova	10		10
Greece	196		196	Montenegro	10		10
Malta	68		68	San Marino	1		1
Ireland	45	10	55
Estonia	23		23
Slovak Republic	18		18
Austria[2]	14		14
Slovenia	1		1
Sub-total eurozone	3 339	1 802	5 141
Hungary	1 228		1 228
Poland	972		972
Romania	889		889
Denmark	257		257
Sw eden	191		191
Lithuania	42		42
Latvia	35		35
Bulgaria	23		23
Sub-total Others	3 637		3 637	Total (a)+(b)	8 306	1 802	10 108

[1]	Sovereigns include: States, Public administrations, State financial institutions, Special financial institutions
[2]	Non CEB’s Member State: collateral received on loans

FINANCIAL STATEMENTS 2011

- Loan portfolio

At 31 December 2011, loans outstanding stood at € 12 billion, stable compared with the outstanding at 31 December 2010. In 2011 no delay or missed payments have been recorded. As a multilateral financial institution, the Bank’s policy is not to reschedule debt agreements (capital or interest on loans).

The following table displays the breakdown of the loan portfolio by rating and type of counterparty:

					in million euros
	2011				2010
	AAA/AA	A/BBB	BIG	Total	AAA/AA	A/BBB	BIG	Total

States	93	2 603	2 612	5 308	919	2 203	1 852	4 974
Public administrations	1 002	982	33	2 017	1 037	543	9	1 589
State financial institutions	247	3		250	228			228
Special financial institutions	610	33	88	731	617	100	43	760
Other financial institutions	586	2 350	538	3 474	1 882	2 208	24	4 114
Non financial institutions	5	100	190	294	23	100	200	323

Total	2 543	6 071	3 461	12 075	4 706	5 154	2 128	11 988

Rating as recommended by the Basel Committee (second best rating), and, when not rated by international rating agencies, internal rating

Credit enhancements allowing for a 100% risk transfer increased from € 3.2 billion at 31 December 2010 to € 3.8 billion at 31 December 2011; these enhancements include guarantees for € 3.3 billion (compared to € 2.7 billion at the end of 2010) and of 0.5 billion in collateral (stable compared to the end of 2010).

The impact of credit enhancements on the risk profile of loans outstanding is shown below:

					in million euros
	2011				2010
	before		after		before		after
	Amount	%	Amount	%	Amount	%	Amount	%
AAA/AA	1 991	16%	2 543	21%	3 532	29%	4 706	39%
A/BBB	6 016	50%	6 071	50%	6 180	52%	5 154	43%
BIG	4 068	34%	3 461	29%	2 276	19%	2 128	18%
Total	12 075	100%	12 075	100%	11 988	100%	11 988	100%

Rating as recommended by the Basel Committee (second best rating), and, when not rated by international rating agencies, internal rating

At 31 December 2011 loans outstanding rated investment grade represented 71.3% of total loan portfolio, compared to 82.3% at the end of 2010. Credit risk mitigation techniques changed the distribution by type of counterparty. Thus, sovereigns’ portfolio increased by +34%. Loans outstanding to counterparties not rated by international rating agencies represent 6% of the total loan portfolio. Internal ratings assigned to these counterparties are spread between 1.5 to 9.5.

The table below highlights the share of the loans outstanding with the ten main counterparties:

	in million euros
		2011						2010
		AAA/AA	A/BBB	BIG	Total	%		AAA/AA	A/BBB	BIG	Total	%
1.	Hungary			1 228	1 228	10%	Hungary		1 136		1 136	9%
2.	Romania		889		889	7%	Romania			765	765	6%
3.	Turkey			823	823	7%	Cyprus	639			639	5%
4.	Cyprus		652		652	5%	Turkey			616	616	5%
5.	Poland		456		456	4%	Poland		529		529	4%
6.	Crédit Agricole		338		338	3%	Crédit Agricole	463			463	4%
7.	Intesa Sanpaolo		299		299	2%	Unicredit		285		285	2%
8.	Caixabank		258		258	2%	Kommunekredit	280			280	2%
9.	Kommunekredit	257			257	2%	Greece			271	271	2%
10.	Unicredit		254		254	2%	Croatia		267		267	2%
	Sub-total	257	3 146	2 051	5 454	45%	Sub-total	1 382	2 216	1 652	5 251	44%
	Others	2 287	2 925	1 410	6 621	55%	Others	3 324	2 938	476	6 737	56%

	Total	2 543	6 071	3 461	12 075	100%	Total	4 706	5 154	2 128	11 988	100%

Rating as recommended by the Basel Committee (second best rating), and, when not rated by international rating agencies, internal rating

FINANCIAL STATEMENTS 2011

- Financing commitments

Financing commitments correspond to approved projects still awaiting financing and for which a framework loan agreement has been signed. Financing commitments slightly decreased during the year from € 4.0 billion at 31 December 2010 to € 3.9 billion at 31 December 2011. The increase of the counterparties rated investment grade (68% of total financing commitments in 2011 versus 63% in 2010) is mainly due to credit enhancements taken into account as of 2011.

The table below highlights the share of financing commitments belonging to the eurozone:

					in million euros
	2011				2010
	AAA/AA	A/BBB	BIG	Total	AAA/AA	A/BBB	BIG	Total

Eurozone countries
Belgium	75	250		325		40		40
Italy		259		259	135	100		235
Cyprus		251		251	48	275		322
Portugal			245	245		345		345
Spain	50	115	30	195	70	89		159
Germany	145	20		165	292			292
France		163		163		100		100
Finland	100			100
Ireland		50		50		50		50
Slovenia	40			40
Austria[1]		18		18
Estonia		7		7		24		24
Slovak Republic						54		54
Sub-total	410	1 133	275	1 818	545	1 077		1 622
Others		1 071	962	2 033	58	843	1 480	2 381

Total	410	2 204	1 237	3 852	603	1 920	1 480	4 003

Rating as recommended by the Basel Committee (second best rating), and, when not rated by international rating agencies, internal rating

[1]	Non CEB’s Member State: collateral to be received

- Securities portfolios

The CEB manages two securities portfolios: financial assets held to maturity and available-for-sale financial assets. Securities in both portfolios are essentially denominated in euro, i.e. 95% of total securities portfolios.

The table below highlights the share of securities portfolios belonging to the eurozone and displays the breakdown by ratings of the outstanding nominal value of each of these portfolios:

	in million euros
	2011				2010
	AAA/AA	A/BBB	BIG	Total	AAA/AA	A/BBB	BIG	Total

Financial assets held to maturity
France	1 237			1 237	1 237	80		1 317
Spain	245			245	245			245
Portugal			200	200		200		200
Italy		160		160	161			161
Germany	115			115	145			145
Netherlands	110			110	10			10
Belgium	10			10	20			20
Ireland		10		10		10		10
Other countries	55			55	5			5
Sub-total	1 772	170	200	2 142	1 823	290		2 113

Available-for-sale financial assets
Netherlands	793			793	925			925
France	557	187		744	846	200		1 021
Germany	366			366	674			923
Spain	303	10		313	289	100		389
Italy		50		50	49			49
Portugal						300		300
Belgium					66			66
Other countries	573	871		1 444	1 826	1 087		2 689
Sub-total	2 593	1 118	0	3 710	4 674	1 687		6 361

Total	4 364	1 288	200	5 852	6 496	1 977		8 473

Rating as recommended by the Basel Committee (second best rating), and, when not rated by international rating agencies, internal rating

FINANCIAL STATEMENTS 2011

- Derivatives

The CEB uses Interest Rate Swaps (IRS) and Currency Interest Rate Swaps (CIRS) to hedge market risk on its lending operations, assets and borrowing activities.

In all cases, derivatives transactions require prior credit clearance of the issuing counterparty by the Risk Committee and the signing of a framework agreement (for example, ISDA Master Agreement). In addition, for transactions with a maturity of over five years, the counterparty must have a minimum AA rating or have signed a CSA (Credit Support Annex) collateral agreement with the CEB. All swap transactions are valued at their net present value and positions per counterparty are monitored daily so that additional collateral can be requested where necessary.

At 31 December 2011, the derivatives’ exposure included swap add-on for € 920 million and non-covered NPV (Net Present Value) after credit enhancement for € 189 million. The Bank received cash deposits: 84% and sovereign securities: 16% (US Treasury bonds and France OAT) as collateral for derivatives. The CEB signed CSA collateral agreement with all of its counterparties involved in swap activities, as in 2010.

The breakdown of the nominal value of swaps by instrument and by maturity is shown in table below:

									in million euros
	2011					2010
	less than 1 year	1 to 5 years	5 to 10 years	10 years or more	TOTAL	less than 1 year	1 to 5 years	5 to 10 years	10 years or more	Total

Total (a)	3 540	13 128	5 220	2 014	23 903	4 205	12 174	5 092	1 408	22 878

Currency swap	3 458	12 654	1 654	709	18 475	3 402	11 550	2 617	662	18 231

Interest-rate swap	82	474	3 566	1 305	5 428	803	623	2 475	746	4 647

thereof: collateralised (b)	3 540	13 128	5 220	2 014	23 903	4 205	12 174	5 092	1 408	22 878

(b)/(a)	100%	100%	100%	100%		100%	100%	100%	100%

2.	Market risk

- Interest rate and currency risk

Market risk includes, in particular, the risk of a loss being incurred as a result of an adverse fluctuation in interest or exchange rates.

The Bank is exposed, within the ambit of its ordinary operations (loans, borrowings, treasury operations) to interest rate and currency risks. The key principle adopted is the almost systematic hedging of positions, in order to maintain interest rate risks and currency risks as low as possible. The Bank manages its overall balance sheet at variable rates (except for its held-to-maturity assets portfolio), either directly or through a hedging swap.

The Bank therefore resorts to derivatives, mainly currency exchange and interest rate contracts. The Bank uses these instruments within the ambit of micro-hedging or macro-hedging operations:

-	Micro-hedging operations: derivatives used to hedge market risk deriving from a specific element of the asset (loan, security) or the liability (borrowing)

-	Macro-hedging operations: derivatives used to cover global market risks measured through balance sheet evaluation.

At 31 December 2011 and 2010, currency exchange and interest rate contracts are exclusively used as micro-hedging.

Interest rate risk and currency risk are measured and followed-up by the ALM Department, placed under the authority of the Chief Financial Officer.

The ALM Department regularly issues a report on the interest rate, currency and liquidity risks incurred by the Bank. This report analyses in particular the consequences of a fluctuation in the interest rates on the Bank’s economic value. It also produces an analysis on the projected liquidity situation.

If necessary, the ALM Department informs about effective or projected limit overrun and proposes actions to the ALM Committee in view of restraining the nature and amount of identified risks.

At any time, the ALM Department may call for an extraordinary meeting of the ALM Committee in case of an exceptional situation.

FINANCIAL STATEMENTS 2011

- Currency risk

In terms of currency risk, the CEB’s strategy is to tend toward zero risk. To this end, the Bank must cover all exposure to currency risk, since residual risk stems out of cumulated results in currencies others than the euro. Such a risk is systematically hedged on a monthly basis. At the end of each month, the Bank issues an accounting statement of its results by currency and converts into euro any countervalue position exceeding € 1 million through spot currency purchase or sale.

In thousand euros

Breakdown by currency	Assets	Liabilities	Derivative instruments	Net position 2011	Assets	Liabilities	Derivative instruments	Net position 2010
Euro	23 603 780	8 269 950	(14 283 676)	1 050 154	22 508 945	7 160 149	(15 415 139)	(66 343)
US Dollar	1 055 368	10 210 106	9 155 505	767	787 270	10 762 415	9 975 375	230
Japanese Yen	104 927	137 055	32 809	681	135 645	168 345	33 791	1 091
Canadian Dollar	213 770	120 074	(93 536)	160	210 916	117 742	(93 147)	27
Swiss Franc	175 316	646 922	471 654	48	194 341	629 017	434 741	65
Other currencies	930 021	6 699 075	5 769 275	221	883 889	5 883 338	4 999 790	341
Total	26 083 182	26 083 182	1 052 032	1 052 032	24 721 006	24 721 006	(64 589)	(64 589)

The table above shows that exposure to residual exchange rate, after taking into account hedging instruments is not significant.

- Interest rate risk

Interest rate risk management

Interest rate risk can affect the profitability or the economic value of the Bank according to interest rate fluctuations. This risk mainly stems from de-synchronisations of rate type (fixed vs. floating) or rate index (Euribor vs. Libor…) between assets and liabilities.

Due to the principle of micro-hedging adopted on its positions:

-	the CEB’s exposure to interest rate risk is low,

-	the exposure comes from unhedged residual operations that present an interest rate risk, that is to say primarily very short term deposits.

The ALM Department measures this risk in volume (interest rate gap), in margin (Net interest margin sensitivity) and in value (Net Present Value sensitivity).

The CEB’s margin is very little exposed to fluctuations in market rates because it matches assets and liabilities in terms of rate characteristics. In particular, the Bank invests its equity in fixed income held-to-maturity securities. This portfolio comprises fixed rate securities, generally long-term ones, denominated in euros and issued by countries or similar institutions with a minimal rating of AA or Aa2 at the time of purchase.

The amounts allocated to the Selective Trust Account and the provisions for post-employment social commitments are also invested in the held-to-maturity securities portfolio.

FINANCIAL STATEMENTS 2011

Appraisal of interest rate risk hedging

The table below comprises the overall CEB’s balance sheet operations. It provides a static view of interest rate risk and its hedging, as at the end-date of the accounting period, through a breakdown of assets and liabilities by interest rate type (fixed rate and variable rate). It outlines the hedging effect of interest rate risk.

APPRAISAL OF INTEREST RISK HEDGING

In thousand euros

Interest rate type	Before hedging			Hedging financial instruments			After hedging
	Outstanding	Accrued Interest	Total	Outstanding	Accrued Interest	Total	Outstanding	Accrued Interest	Total
Assets
Fixed rate	13 083 096	98 688	13 181 784	(3 136 206)	409 375	(2 726 831)	9 946 890	508 063	10 454 953
Scheduled outstanding	10 304 746	98 688	10 403 434	(3 136 206)	409 375	(2 726 831)	7 168 540	508 063	7 676 603
Non scheduled outstanding	2 778 350		2 778 350				2 778 350		2 778 350
Variable rate	12 446 899	28 296	12 475 195	3 143 363	9 671	3 153 034	15 590 262	37 967	15 628 229
Total assets	25 529 995	126 984	25 656 979	7 157	419 046	426 203	25 537 152	546 030	26 083 182
Liabilities
Fixed rate	(24 135 410)	(409 204)	(24 544 614)	18 718 477	(41 245)	18 677 232	(5 416 933)	(450 449)	(5 867 382)
Scheduled outstanding	(19 124 090)	(409 204)	(19 533 294)	18 718 477	(41 245)	18 677 232	(405 613)	(450 449)	(856 062)
Non scheduled outstanding	(5 011 320)		(5 011 320)				(5 011 320)		(5 011 320)
Variable rate	(2 505 050)	(586)	(2 505 636)	(17 658 479)	(51 685)	(17 710 164)	(20 163 529)	(52 271)	(20 215 800)
Scheduled outstanding	(734 916)	(564)	(735 480)	(17 658 479)	(51 685)	(17 710 164)	(18 393 395)	(52 249)	(18 445 644)
Non scheduled outstanding	(1 770 134)	(22)	(1 770 156)				(1 770 134)	(22)	(1 770 156)
Total liabilities	(26 640 460)	(409 790)	(27 050 250)	1 059 998	(92 930)	967 068	(25 580 462)	(502 720)	(26 083 182)

The outstanding fixed rate assets before hedging amounts to € 13 083 million, hedging instruments allow the exposure to drop to € 9 947 million.

This exposure of € 9 947 million consists of:

-

scheduled outstandings (€ 7 169 million), mainly very short-term deposits (€ 4 713 million), insensitive to variations in market rates and considered as fixed rate, the fixed rate held-to-maturity securities portfolio (€ 2 242 million) matched to equity, and marginally, unhedged fixed rate loans (€ 202 million).

-	non-scheduled outstandings (€ 2 778 million), in particular swaps valuations that, by nature, cannot be covered.

Consequently, interest rate hedging on the asset side is highly effective: it greatly reduces the risks on fixed-rate operations and respects the Bank’s ALM principles (held-to-maturity securities matched to equity).

Reciprocally, the fixed-rate liability exposure of € 24 135 million before hedging is reduced to € 5 417 million after hedging.

This exposure of € 5 417 million consists of:

-	non-scheduled outstanding (€ 5 011 million), mainly equity (€ 2 112 million) to which the fixed rate held-to-maturity securities are matched, and swap valuations that, by nature, cannot be covered.

-	scheduled outstanding (€ 406 millions), particularly fixed-rate Euro Commercial Papers (ECP).

Consequently, interest rate hedging on the liability side is highly effective: it cancels all the risks associated with the long-term borrowing operations and respects the CEB’s ALM principles.

FINANCIAL STATEMENTS 2011

Sensitivity to interest rate risks

The ALM Department is studying the level of net interest margin for the coming year based on certain scenario assumptions of interest rate (+/- 10 bp, +/- 100 bp, +/- 200 bp).

Sensitivity measurement of the Net interest margin to interest rate risks

At 31 December 2011, the level of the short term market rates in the main currencies of reference, on which the scenarios of rate shocks are based, are low. The stress test presented below is based on maintaining a uniform translation of 10 bp. However, due to the fact that non-linear products are little used, doubling the shock applied results in a double impact on the net interest margin.

in thousand euros
	Parallel translation + 10 bp	Parallel translation -10 bp
31/12/2011	(803)	779

Net interest margin sensitivity measures the CEB’s exposure to interest rate risk, which is due to minor asymmetry between rate types and fixing frequency of the Assets and Liabilities.

This indicator is computed as the variation of net interest margin one year after the reporting date in the event of up -or downwards parallel shift of 10 bp applied to all interest rate curves.

This simulation of +/- 10 bp is implemented for each balance sheet item thanks to algorithms of a dedicated application program. Net interest margin sensitivity is measured dynamically on the perimeter of the balance sheet operations: we evaluate the expected interest margin (statically increased by upcoming productions) per month over the future year after the reporting date. Accordingly, the sensitivity of the net interest margin reflects both flows from the stock of operations and assumptions of aggregated renewal of the main balance sheet items. These renewals are indexed on the FWD rates calculated for the simulation.

Based upon balance sheet at 31 December 2011 and renewal assumptions, the net interest margin would increase by € 0.8 million if interest rates decreased by 10 bp. Conversely, the net interest margin would decrease by € 0.8 million if rates increased by 10 bp. The effect of the magnitude of the stress test on the net interest margin sensitivity is almost linear. As in 2010, the CEB is therefore slightly exposed to increase in interest rates.

FINANCIAL STATEMENTS 2011

3.	Liquidity risk

The Bank’s liquidity level needs to respect a prudential strengthened liquidity ratio (see prudential ratios).

The projected liquidity position is subject to a daily monitoring. It is supplemented by quarterly stress tests presented to the ALM Committee, based on borrower default scenarios.

The stress tests carried out forecast liquidity situation before and after prepayments. They calculate, in accordance with the Basle II logic and its differentiated approach to risk, borrower default on the basis of outstanding loans weighted by the probability of default rate published by rating agencies for a given maturity and rating class. An internal rating is assigned on counterparties non-rated by rating agencies.

The CEB also evaluates the financial impact of the crash scenario where the default probability applied to borrowers below investment grade is 100% without possibility of recovery.

In thousand euros

	Up to 1 month	1 to 3 months	More than 3 months up to 1 year	Current oustanding	1 to 5 years	More than 5 years	Non-current oustanding	Total
Assets
Cash in hand, balances with central banks	242 980			242 980				242 980
Available-for-sale financial assets	605 694	619 482	1 053 485	2 278 660	1 087 031	562 284	1 649 315	3 927 976
Loans and advances to credit institutions and to customers
Loans	37 356	123 532	1 676 325	1 837 213	5 500 479	6 571 354	12 071 833	13 909 046
Advances	4 725 682	242 263		4 967 945				4 967 945
Financial assets held to maturity	16 320	14 194	150 574	181 088	1 140 044	1 720 605	2 860 649	3 041 736
Total assets	5 628 032	999 471	2 880 383	9 507 886	7 727 554	8 854 243	16 581 797	26 089 683

Liabilities
Amounts owed to credit institutions and to customers	70 794			70 794				70 794
Debt securities in issue	2 297 191	992 271	1 273 914	4 563 376	13 721 033	4 518 174	18 239 207	22 802 583
Selective Trust Account (STA)	80 285			80 285				80 285
Total liabilities	2 448 270	992 271	1 273 914	4 714 454	13 721 033	4 518 174	18 239 207	22 953 661
Off-balance sheet
Financing commitments	281 280	369 200	1 119 520	1 770 000	1 554 519	526 996	2 081 515	3 851 515
Term financial instruments
To be received	2 439 574	752 985	1 467 428	4 659 987	14 646 903	2 942 788	17 589 691	22 249 678
To be paid	(2 293 211)	(712 928)	(1 176 851)	(4 182 990)	(12 970 897)	(2 711 210)	(15 682 107)	(19 865 097)
Total off-balance sheet	427 642	409 258	1 410 096	2 246 997	3 230 525	758 573	3 989 098	6 236 095
Liquidity position 2011	3 607 404	416 458	3 016 566	7 040 428	(2 762 954)	5 094 642	2 331 688	9 372 117

Assets
Cash in hand, balances with central banks	230 316			230 316				230 316
Available-for-sale financial assets	381 422	1 973 917	2 245 740	4 601 079	900 221	1 118 526	2 018 747	6 619 826
Loans and advances to credit institutions and to customers
Loans	81 033	300 085	1 519 076	1 900 194	5 745 111	5 705 221	11 450 331	13 350 525
Advances	1 540 477	5 019	7 537	1 553 033				1 553 033
Financial assets held to maturity	14 258	99 094	108 978	222 330	971 071	1 880 728	2 851 799	3 074 128
Total assets	2 247 505	2 378 115	3 881 332	8 506 952	7 616 403	8 704 474	16 320 877	24 827 828

Liabilities
Amounts owed to credit institutions and to customers	88 287	5 016	7 529	100 832				100 832
Debt securities in issue	1 559 572	79 476	3 138 274	4 777 322	13 710 601	3 484 850	17 195 450	21 972 772
Selective Trust Account (STA)	78 733			78 733				78 733
Total liabilities	1 726 592	84 492	3 145 803	4 956 887	13 710 601	3 484 850	17 195 450	22 152 338
Off-balance sheet
Financing commitments	88 063	300 000	1 223 937	1 612 000	1 990 533	400 281	2 390 814	4 002 814
Term financial instruments
To be received	1 373 349	101 930	2 981 160	4 456 440	14 533 412	2 774 714	17 308 125	21 764 565
To be paid	(1 734 034)	(45 944)	(2 509 421)	(4 289 399)	(13 119 631)	(2 491 017)	(15 610 648)	(19 900 047)
Total off-balance sheet	(272 622)	355 986	1 695 677	1 779 041	3 404 313	683 978	4 088 291	5 867 332
Liquidity position 2010	248 291	2 649 608	2 431 205	5 329 105	(2 689 885)	5 903 602	3 213 717	8 542 822

FINANCIAL STATEMENTS 2011

4.	Operational risk

The CEB defines operational risk as the risk of direct or indirect losses resulting from inadequate or failed structures, procedures, people or systems, including legal and reputation risk, as well as from external events.

By deliberately choosing to apply the Basel Committee Recommendations, the Bank has undertaken to assess constantly its operational risk and to implement the appropriate preventive measures. The system is reviewed at the annual meeting of the Committee for Operational Risks and Organisation (CORO) and the extent of operational risk is calculated and presented in the quarterly risk report.

The BIA (Basic Indicator Approach) method is adopted to calculate the operational risk charge against the Bank’s own funds. The Bank calculates this charge on the basis of the average net banking income over the previous three years.

At 31 December 2011, the operational risk amounts to € 20.8 million, up from € 20.0 million at end 2010.

5.	Capital management

In conformity with its Articles of Agreement (Article III), any European State (Member or non-Member State of the Council of Europe) and/or Europe-oriented International Institution may, according to Directives established by the Governing Board, become a Member of the Bank.

The Bank issues participating certificates denominated in euros to which Members subscribe. Each certificate has the same nominal value of € 1 000.

The Governing Board establishes the provisions for subscription and liberation of capital as well as provisions regarding any capital increase and potential withdrawal of a Member State.

The adhesion procedures consist in addressing a declaration to the Secretary General of the Council of Europe, a statement mentioning that the applicant endorses the Bank Articles of Agreement, in accordance with the financial conditions agreed on by the Governing Board. Any State becoming a member of the Bank shall confirm in its declaration its intention:

-	to accede at the earliest opportunity, to the Third Protocol to the General Agreement on Privileges and Immunities of the Council of Europe;

-

pending such accession, to apply the legal arrangements resulting from the Protocol to the property, assets and operations of the Bank and to grant to the organs and staff of the Bank the legal status resulting from the Protocol (Articles of Agreement, Article III).

The subscription to the Bank’s capital and reserves by applicant countries shall be calculated on the basis of the contribution rate to the budget of the Partial Agreement on the CEB.

6.	Prudential framework

Although the CEB follows recommendations of the Basel Committee under the Basel II framework, its prudential framework is based on its own ratios and therefore these may not be compared to similar ratios used by other international financial institutions.

■ Capital adequacy ratio ensures that CEB’s usable equity can absorb a reasonable amount of any potential loss arising from its lending activity. This ratio is calculated as follows:

Capital adequacy ratio =	Risk weighted loans portfolio
Usable equity

- Risk weighted loan portfolio: S [(principal + interest) x default probability]

- Usable equity: paid-in capital, reserves, gains or losses recognised directly in equity

The limit is fixed at 100% of CEB’s usable equity, i.e. € 2.0 billion. The ratio increased during the year from 23.5% at 31 December 2010 to 30.4% at 31 December 2011 following deterioration in the quality of the loan portfolio and an increase in the default probability.

FINANCIAL STATEMENTS 2011

■ Risk asset coverage ratio provides an additional limit on loans rated below investment grade and is used in conjunction with other prudential ratios in order to get a clearer picture of the CEB’s financial strengths and weaknesses. This ratio is calculated as follows:

Risk asset coverage ratio =	Loan Portfolio rated below investment grade
Sound equity

- Sound equity: paid-in capital, reserves, gains or losses recognised directly in equity, uncalled capital AAA/AA

The limit is fixed at 66% of CEB’s sound equity, i.e. € 3.2 billion. The ratio increased during the year from 50.7% at 31 December 2010 to 72.1% at 31 December 2011 as a consequence of the overall credit deterioration impacting both the portfolio rated below investment grade and CEB’s sound equity. The risk asset coverage ratio now exceeds its limit, despite the rise in CEB’s sound equity, resulting from the 6th capital increase.

■ Strengthened liquidity ratio is designed to measure the Bank’s capacity to meet its net liquidity requirements. Net liquidity requirements take into account the total stock of projects awaiting financing and net cash flow for a three-year period. The liquidity ratio is said to be “reinforced” because the amount of default risk on loan portfolio rated below investment grade for the next three-year period is included in the net liquidity requirements. The Bank’s liquid assets are deposits and available-for-sale financial assets with a residual maturity of less than 18 months.

The Bank’s liquid assets must not fall under 50% of net liquidity requirements for the next three years. At 31 December 2011, the strengthened liquidity ratio stood at 128.8%, nearly matching its early 2010 level, i.e. 121.1%. This liquidity surplus reflects the Bank’s decision to increase its liquidity reserves in the wake of the current financial markets’ severe crisis, and the necessity of anticipating significant issue repayments.

■ Indebtedness ratio is a supplementary indicator that compares the total debt outstanding after swap to the Bank’s own funds. The CEB’s own funds are defined as subscribed capital, reserves, gains or losses recognised directly in equity and profit for the year.

The limit is fixed at 4 (four times CEB’s own funds), i.e. € 26 billion. Year-on-year, the ratio improved significantly from 3.78 in 2010 to 2.89 in 2011, due to growth in CEB’s own funds following the 6th capital increase, while debt outstanding remained stable.

■ Portfolio ratio is another supplementary indicator that compares the total financial assets after swap to the Bank’s own funds. Total financial assets comprises the outstanding amounts in both securities portfolios (held-to-maturity and available-for-sale) and treasury transactions not in issue (bank deposits, repos). The CEB’s own funds are defined as subscribed capital, reserves, gains or losses recognised directly in equity and profit for the year.

The limit is fixed at 2, (twice CEB’s own funds) i.e. € 13 billion. Year-on-year, the ratio improved significantly from 1.86 in 2010 to 1.41 in 2011, due to growth in CEB’s own funds following the 6th capital increase, while financial assets remained stable.

FINANCIAL STATEMENTS 2011

Note C – Financial assets and liabilities

The assets and liabilities are presented below according to their carrying value and fair value.

The mentioned market value comprises accrued interest.

Conditions for loan disbursement are equivalent to those implemented by other financial institutions that operate in the supranational bank market.

The fair value calculation for the Bank’s loans does not take into account the credit risks, since such a risk is deemed very low, due to the privileged credit status granted to the Bank by Member States, the nature of the counterparty and the collateral quality received from the borrowers. Movements of the credit risk pricing are otherwise immaterial during the funding of a project.

In thousand euros

	Carrying value	Fair value

31 December 2011
Assets
Cash in hand, balances with central banks	242 980	242 980
Financial assets at fair value through profit and loss	1 658 168	1 658 168
Hedging derivative instruments	1 224 143	1 224 143
Available-for-sale financial assets	3 649 876	3 649 876
Loans and advances to credit institutions and to customers	17 003 413	17 240 687
Financial assets held to maturity	2 267 665	2 288 856

Total assets	26 046 245	26 304 710

Liabilites
Financial liabilities at fair value through profit and loss	587 231	587 231
Hedging derivative instruments	477 267	477 267
Amounts owed to credit institutions and to customers	70 794	70 794
Debt securities in issue	20 958 367	21 693 869
Selective Trust Account (STA)	80 285	80 285

Total liabilities	22 173 944	22 909 446

31 December 2010
Assets
Cash in hand, balances with central banks	230 316	230 316
Financial assets at fair value through profit and loss	1 216 278	1 216 278
Hedging derivative instruments	1 226 344	1 226 344
Available-for-sale financial assets	6 332 058	6 332 058
Loans and advances to credit institutions and to customers	13 437 726	12 325 684
Financial assets held to maturity	2 241 862	2 316 154

Total assets	24 684 584	23 646 834

Liabilities
Financial liabilities at fair value through profit and loss	1 275 923	1 275 923
Hedging derivative instruments	445 669	445 669
Amounts owed to credit institutions and to customers	100 809	100 809
Debt securities in issue	19 855 536	20 003 788
Selective Trust Account (STA)	78 733	78 733

Total liabilities	21 756 670	21 904 922

FINANCIAL STATEMENTS 2011

Note D – Financial instruments at fair value through profit and loss and hedging derivative instruments

All the Bank’s micro-hedging financial derivative instruments for which the hedging relationship is not admitted by IAS 39 are recorded under the balance sheet headings “Financial assets at fair value through profit and loss” or “Financial liabilities at fair value through profit and loss”.

All the Bank’s micro-hedging operations recognised under IAS 39 are fair value hedges and are recorded in the balance sheet under the heading “Hedging derivative instruments”. These operations hedge the fair value of the fixed rate financial assets and liabilities (loans, available-for-sale assets, debt securities in issue).

Term financial instruments comprise interest rate, currency and forward exchange swaps. They are valued with a method referring to valuation models using observable parameters.

The following table represents the fair value (including interest) of these financial instruments.

In thousand euros

	31/12/2011		31/12/2010

	Positive market value	Negative market value	Positive market value	Negative market value

Financial instruments at fair value through profit or loss
Interest rate derivative instruments	603	(596)	210	(3 248)
Foreign exchange derivative instruments	1 657 565	(586 635)	1 216 068	(1 272 675)
Total	1 658 168	(587 231)	1 216 278	(1 275 923)

Hedging derivative instruments
Interest rate derivative instruments	248 818	(321 070)	149 537	(248 431)
Foreign exchange derivative instruments	975 325	(156 197)	1 076 807	(197 238)
Total	1 224 143	(477 267)	1 226 344	(445 669)

Note E – Securities portfolio

In thousand euros

	31/12/2011		31/12/2010

	Balance sheet value (*)	of which gains or losses recognised directly in equity	Balance sheet value (*)	of which gains or losses recognised directly in equity

Available-for-sale financial assets
Treasury bills and similar securities	150 455	(18 932)	967 094
Debt securities and other fixed income securities	3 498 469	(143 420)	5 364 019	(114 003)
Shares and other variable-yield securities	1 379		1 380
Provisions for depreciation	(427)	427	(435)	419
Total	3 649 876	(161 925)	6 332 058	(113 584)

Financial assets held to maturity
Treasury bills and similar securities	1 089 511		1 230 872
Debt securities and other fixed income securities	1 178 154		1 010 990
Total	2 267 665		2 241 862

Total securities portfolio	5 917 541	(161 925)	8 573 920	(113 584)

(*) including interest receivable

None of the securities classified under the available-for-sale financial assets or financial assets held to maturity categories have been given as a guarantee in 2011 and 2010.

Available for sale financial assets are valued according to their quotation price.

FINANCIAL STATEMENTS 2011

Note F – Loans and advances to credit institutions and to customers

This heading covers loans to credit institutions and to customers as well as deposits to credit institutions.

In thousand euros
Breakdown of loans by category of borrower	31/12/2011	31/12/2010
Loans to credit institutions
Loans	6 821 882	7 040 588
Interest receivable	21 504	15 680
Unpaid receivables	657	436
Depreciation on loans to credit institutions (Note R)	(1 859)	(1 837)
Sub-total	6 842 184	7 054 867
Loans to customers
Loans	5 253 107	4 947 375
Interest receivable	30 409	25 976
Sub-total	5 283 516	4 973 351
Value adjustment of loans hedged by derivative instruments	158 210	87 172
Total loans	12 283 910	12 115 390
Other loans and advances
Advances repayable on demand	2 391	4 405
Advances with agreed maturity dates or periods of notice	4 712 998	1 317 420
Sub-total	4 715 389	1 321 825
Interest receivable	4 114	511
Total other advances	4 719 503	1 322 336

At 31 December 2011, loans are guaranteed up to the amount of € 3 802 million (31 December 2010: € 3 215 million). These guarantees could be either in the form of securities or signed commitments.

FINANCIAL STATEMENTS 2011

The breakdown of outstanding loans and financing commitments by borrower country, subsidised or not by the Selective Trust Account, is included in the table below.

Outstanding loans and financing commitments subsidised by the Selective Trust Account are presented under Note J.

						In thousand euros
	Outstanding				Financing commitments

Breakdown by borrowers’ country location	31/12/2011%		31/12/2010%		31/12/2011	31/12/2010
Poland	1 354 364	11,22	1 304 019	10,88	502 604	514 767
Hungary	1 242 756	10,29	1 168 614	9,75	185 134	114 390
Spain	1 145 901	9,49	1 213 110	10,12	195 000	159 000
Romania	888 863	7,36	765 403	6,38	332 929	479 953
France	824 881	6,83	951 224	7,93	162 500	100 000
Turkey	822 782	6,81	615 970	5,14	550 196	749 733
Germany (1)	746 696	6,18	678 008	5,66	165 400	292 400
Italy (2)	732 219	6,06	1 010 316	8,43	218 900	234 900
Cyprus	651 662	5,40	639 268	5,33	251 049	322 323
Portugal	552 098	4,57	471 598	3,93	245 000	345 000
Finland	483 042	4,00	673 042	5,61	100 000
Belgium	349 750	2,90	120 750	1,01	325 000	40 000
Sweden (3)	290 545	2,41	234 022	1,95		57 774
Denmark	256 667	2,13	280 000	2,34
Croatia	246 965	2,04	266 640	2,22	53 596	64 146
Iceland	233 626	1,93	237 535	1,98	10 173	10 173
Greece	195 707	1,62	270 858	2,26
Latvia	159 967	1,32	173 735	1,45	25 000	25 000
Slovenia	145 830	1,21	156 391	1,30	40 000
Albania	100 550	0,83	76 164	0,64	15 622	40 743
Ireland	97 823	0,81	106 189	0,89	50 000	50 000
Serbia	73 166	0,61	50 923	0,42	53 600	21 100
Bulgaria	72 682	0,60	71 667	0,60	28 000	2 903
Bosnia and Herzegovina	68 625	0,57	85 477	0,71	19 364	25 647
Malta	68 150	0,56	78 250	0,65
Norway	65 000	0,54	126 500	1,06
Lithuania	50 618	0,42	54 029	0,45	102 000	102 000
Slovak Republic	41 460	0,34	20 151	0,17	25 000	54 126
“the former Yugoslav Republic of Macedonia”	38 753	0,32	39 099	0,33	118 650	92 350
Czech Republic	30 257	0,25	31 333	0,26	45 000	45 000
Estonia	22 667	0,19	7 435	0,06	7 258	23 800
Moldova	10 337	0,09	9 313	0,08	9 540	10 587
Montenegro	10 000	0,08			15 000	25 000
San Marino	581	0,01	930	0,01
Total	12 074 990	100,00	11 987 963	100,00	3 851 515	4 002 815

(1) of which € 247 million outstanding in favour of target countries as at 31 December 2011 (31 December 2010 : € 223 million)

(2) of which € 459 million outstanding in favour of target countries as at 31 December 2011 (31 December 2010 : € 505 million)

(3) of which € 100 million outstanding in favour of target countries as at 31 December 2011 (31 December 2010 : € 100 million)

FINANCIAL STATEMENTS 2011

In thousand euros
	Outstanding				Financing commitments

Breakdown by sector-based activities	31/12/2011%		31/12/2010%		31/12/2011	31/12/2010
Strengthening social integration

Aid to refugees, migrants and displaced populations	110 304		131 228		5 000	8 000
Social housing for low-income persons	2 381 164		2 575 277		561 192	310 512
Creation and preservation of viable jobs	2 541 085		2 443 803		640 864	553 102
Improving living conditions in urban and rural areas	1 480 723		1 534 222		431 102	519 949
Sub-total	6 513 276	54	6 684 530	56	1 638 158	1 391 563

Managing the environment
Natural or ecological disasters	723 649		812 654		518 286	535 223
Protection of the environment	1 983 695		1 574 498		846 048	1 101 529
Protection and rehabilitation of the historic and cultural heritage	208 207		224 808		54 879	60 376
Sub-total	2 915 551	24	2 611 960	22	1 419 213	1 697 128

Supporting public infrastructure with a social vocation
Education and vocational training	1 676 413		1 566 271		502 340	631 886
Health	953 432		1 111 538		220 894	234 368
Infrastructures of administrative and judicial public services	16 318		13 664		70 910	47 870
Sub-total	2 646 163	22	2 691 473	22	794 144	914 124
Total	12 074 990	100	11 987 963	100	3 851 515	4 002 815

Financing and guarantee commitments

Financing commitments comprise, on the one hand, projects for which a framework loan agreement has been signed, and on the other hand projects which have been granted with at least one disbursement.

In thousand euros

Breakdown by year of approval	2009 and before	2010	2011	Total
Projects
With signed framework loan agreements	2 028 702	1 272 651	537 949	3 839 302
With at least one financing	12 213			12 213
Total	2 040 915	1 272 651	537 949	3 851 515

The Bank guarantees loans granted by a financial institution for an amount of € 56 thousand (€ 129 thousand in 2010). This guarantee is offset by the counter-guarantee received from a Member State for an identical amount.

FINANCIAL STATEMENTS 2011

Note G – Tangible and intangible assets

In thousand euros

	Land and buildings	Fixtures and equipment	Other	Intangible assets	Total
Gross book value
At 1 January 2010	23 748	15 011	6 244	5 869	50 872
Additions		520	288	1 112	1 920
Disposals
Other movements
At 31 December 2010	23 748	15 531	6 532	6 981	52 792
Gross book value
At 1 January 2011	23 748	15 531	6 532	6 981	52 792
Additions		1 383	661	548	2 592
Disposals			(82)		(82)
Other movements
At 31 December 2011	23 748	16 914	7 111	7 529	55 302
Depreciation
At 1 January 2010		(10 515)	(5 131)	(4 011)	(19 657)
Charge for the year		(798)	(476)	(564)	(1 838)
Disposals
At 31 December 2010		(11 313)	(5 607)	(4 575)	(21 495)
Depreciation
At 1 January 2011		(11 313)	(5 607)	(4 575)	(21 495)
Charge for the year		(845)	(475)	(673)	(1 993)
Disposals			82		82
At 31 December 2011		(12 158)	(6 000)	(5 248)	(23 406)
Net book value
At 31 December 2011	23 748	4 756	1 111	2 281	31 896
At 31 December 2010	23 748	4 218	925	2 406	31 297

FINANCIAL STATEMENTS 2011

Note H – Other assets and other liabilities

In thousand euros

	31/12/2011	31/12/2010
Other assets
Sundry debtors	2 823	1 613
Prepaid expenses	1 881	1 614
Other accrued income and sundry debtors	337	1 898
Total	5 041	5 125
Other liabilities
Deposits of guarantees received (*)	1 700 006	816 989
Sundry creditors	4 179	3 407
Other accruals and sundry creditors	1 077	2 737
Total	1 705 262	823 133

(*) Deposits of guarantees received are related to the swap operations called “collateralised” as the Bank benefits from collateralisation contracts with almost all of its counterparties for on-going contracts as of 31 December 2011 and 31 December 2010.

Note I – Amounts owed to credit institutions and to customers and debt securities in issue

In thousand euros

	31/12/2011	31/12/2010
Amounts owed to credit institutions and to customers
Interest-bearing accounts	70 794	80 784
of which, European Community	65 170	76 592
Borrowings and term deposits		19 968
Interest payable		57
Total	70 794	100 809

Debt securities in issue
Bonds	19 453 393	18 840 958
Euro Commercial Paper	390 067
Interest payable	387 753	426 967
Value adjustment of debt securities in issue hedged by derivative instruments	727 154	587 611
Total	20 958 367	19 855 536

FINANCIAL STATEMENTS 2011

Development of customers’ interest-bearing accounts

The Bank opened interest-bearing accounts funded by contributions from the European Union:

•

Five accounts to receive the European Union contributions (“Contribution Arrangement in respect of a SME Finance Facility Phase 2 Special Fund”) for partial financing of productive investment projects designed to create or safeguard jobs in SMEs located in thirteen of the CEB member countries in Central and Eastern Europe.

–	In 2001, setting-up of “EC-Contribution Fund Phare Account”

–	In 2004, increase of “SME Finance Facility (SMEFF) 2002 Special Account”

–	In 2005, increase of “SME Finance Facility (SMEFF) 2003 Special Account”

–	In 2006, increase of “SME Finance Facility (SMEFF) 2005 Special Account, Bulgaria, Croatia, Romania and Turkey”

–	In 2007, increase of “SME Finance Facility (SMEFF) 2006 Special Account, Bulgaria, Croatia, Romania and Turkey”

The accounts “EC-Contribution Fund MEDA Account” set up in 2002 and “SME Finance Facility (SMEFF) Cyprus Special Account” set up in 2004 were closed at the end of 2011.

At 31 December 2011, the balance of these accounts amounts to € 30 010 thousand (2010: € 36 422 thousand).

•

Four accounts to partially finance local infrastructural projects in favour of the municipalities of ten Central and Eastern European countries, also applicant countries to European Union accession at the time of the project (Bulgaria, Czech Republic, Estonia, Hungary, Latvia, Lithuania, Poland, Romania, Slovak Republic and Slovenia), within the ambit of the EU Programme “EU Municipal Finance Facility”.

–	In 2004, setting-up of “EU Municipal Finance Facility Special Account”

–	In 2005, increase and geographical extension of the programme “EU Municipal Finance Facility 2003 Special Account”

–

In 2007, increase and geographical extension of the programme “EU Municipal Finance Facility 2005 Special Account Bulgaria, Croatia, Romania and Turkey” and “EU Municipal Finance Facility 2006, Special Account Bulgaria, Croatia, Romania and Turkey”

At 31 December 2011, the balance of these accounts amounts to € 8 048 thousand (2010: € 8 897 thousand).

•

Two accounts for the partial financing of productive investment projects of small and medium-sized enterprises and in particular micro-enterprises, known as the “Preparatory Action Programme” aimed at creating or safeguarding jobs, in eight new EU Member States in Central and Eastern Europe.

–	In 2007, increase of “Preparatory Action Special Account 2005”

–	In 2008, increase of “Preparatory Action Special Account 2006”

These accounts were closed in 2011 (2010: € 1 951 thousand).

•	Two accounts for the partial financing of projects related to environmental protection and for energy efficiency in Croatia, Bulgaria, Romania and Turkey, called “Energy Efficiency Finance Facility”.

–	In 2007, setting-up of “Energy Efficiency Finance Facility 2006 Special Account”

–	In 2008, increase with focus on the countries within the framework of “Instrument of Pre-Accession” (IPA) of the European Commission, “Energy Efficiency Finance Facility 2007 Special Account”.

At 31 December 2011, the balance of these accounts amounts to € 13 140 thousand (2010: € 14 911 thousand).

•

One account for the partial financing of municipal investments projects in Albania, Bosnia and Herzegovina and Serbia within the framework of the European Commission’s “Instrument of Pre-Accession” (IPA) and called “IPF 2008 Municipal Window Special Account”.

The balance of this account amounts to € 2 787 thousand as at 31 December 2011 (2010: € 3 240 thousand).

•

Two further for receiving grants from the European Union to finance priority projects: one within the “Western Balkans Investment Framework” and one in the context of the “Neighbourhood Investment Facility”.

The balance of these accounts amounts to € 2 610 thousand at 31 December 2011 (2010: € 2 577 thousand).

FINANCIAL STATEMENTS 2011

•	Two accounts for the partial financing of rural roads and water supply and sewerage systems in Albania in the framework of the European Commission’s Instrument of Pre-accession (IPA).

-	“IPA 2009 Rural Roads Albania Special Account”

-	“IPA 2009 Water Supply Kamza Albania Special Account”

The balance of these accounts amounts to € 8 576 thousand at 31 December 2011 (2010: € 8 594 thousand).

•	The “Special Account Sweden” was opened in 2010 to receive a grant from the Embassy of Sweden for the financing of a priority project in Bosnia and Herzegovina.

The balance of this account amounts to € 1 057 thousand at 31 December 2011 (2010: nil).

In addition the CEB manages the three following trust accounts:

•

The Norway Trust Account, a mechanism set up in 2003 on the initiative of the Norwegian Authorities in order to finance assistance activities, in particular technical assistance to support social and economic reforms in the Western Balkan countries. Norwegian contributions amount to € 3,000 thousand (4 endowments: one in 2004, one in 2005 and two in 2007).

The balance of this account amounts to € 535 thousand at 31 December 2011 (2010: € 549 thousand).

•

The Human Rights Trust Fund, an assistance instrument aimed at supporting the consolidation of the State of Law and the European system of human rights protection in Europe, set up in 2008 in collaboration with the Council of Europe. This trust fund is financed through contributions from several Member States: Norway (4 endowments: one upon inception in 2008, the second in 2009 and 2 in 2011), Germany (4 endowments respectively in 2008, 2009, 2010 and 2011), the Netherlands (4 endowments respectively in 2008, 2009, 2010 and 2011), Finland (one endowment in 2010) and Switzerland (2 endowments in 2011).

The balance of this account amounts to € 2 443 thousand at 31 December 2011 (2010: € 1 770 thousand).

•

The Spanish Social Cohesion Account: in 2009, Spain and the Bank agreed to set up this trust account to promote social cohesion in Europe. The € 2 million endowment from Spain has been paid in two equal parts in December 2009 and June 2010 respectively.

The balance of this account amounts to € 1 588 thousand at 31 December 2011 (2010: € 1 873 thousand).

Note J – Selective Trust Account (STA)

- General operating principles

Interest rate subsidies are the basis of the underlying operating principle of this account. The Selective Trust Account covers the interest rate differential between the rate usually applied by the Bank and the rate proposed to the borrower. The account may also be used to make donations.

A project financed by the Bank may, following the Governor’s proposal, be granted rate subsidies relative to the STA after a case by case approval from the Administrative Council. The STA resources are invested in projects with high social value and within eligible countries.

Any proposal for an interest rate subsidy is specified in the loan application submitted by the Governor to the Administrative Council for approval.

- Funding

The STA is supplied with:

a)	Grants received from the CEB’s Member States through dividends of a social nature allocated at the time of the Bank’s appropriation of annual profits

b)	Voluntary contributions from Member States of the Bank

c)	Voluntary contributions from the Council of Europe Members

d)	Voluntary contributions from non-Member States or international institutions upon approval from the Governing Board and the Administrative Council

e)

Voluntary contributions from the CEB: in 2011, the Bank transferred directly to the STA a voluntary contribution by the Chairperson of the Governing Board, i.e. his waived allowances for the period 18-31 December 2011.

FINANCIAL STATEMENTS 2011

- Accounting treatment

The STA is divided into two sub-accounts:

-

Member States sub-account recording the amount of available funds: contributions received from Member States as well as interest on the STA’s funds are recorded on the credit side; donations granted and total interest rate subsidies granted on the day of disbursement of every loan concerned are recorded on the debit side.

-

Subsidised projects’ sub-account recording interest rate subsidies: the amount of interest rate subsidies recorded under credit in the Bank’s income statement is recorded on the debit side simultaneously with interest payments made by the borrower; interest rate subsidies granted on the day of disbursement of the subsidised loan are recorded on the credit side.

In thousand euros

1)	Member States sub-account	Debit	Credit
	Balance as at 1 January 2010		42 364
	Payment by Member States for the financial year 2009		6 000
	Credit interest paid into the STA		2 419
	Subsidies on disbursed loans	3 446
	Donations granted	81
	Balance as at 31 December 2010 (a)		47 256
	Payment by Member States for the financial year 2010		5 000
	Bank’s contributions *		2
	Credit interest paid into the STA		2 182
	Subsidies on disbursed loans	2 929
	Donations granted	613
	Balance as at 31 December 2011 (b)		50 898

2)	Subsidised projects sub-account

	Balance as at 1 January 2010		33 056
	Subsidies on loans disbursed in 2010		3 446
	Payment of subsidies	5 025
	Balance as at 31 December 2010 (c)		31 477
	Subsidies on loans disbursed in 2011		2 929
	Payment of subsidies	5 019
	Balance as at 31 December 2011 (d)		29 387

STA as at 31 December 2010 (a) + (c)			78 733

STA as at 31 December 2011 (b) + (d)			80 285

(*) In 2011, the Bank transferred directly to the STA a voluntary contribution by the Chairperson of the Governing Board, i.e. his waived allowances for the period 18-31 December 2011.

FINANCIAL STATEMENTS 2011

Donations

Since its creation in 1995, donations for a total amount of € 14.0 million have been granted from the STA in 2011 (2010: € 13.4 million).

The following is the breakdown of donations granted during the last two financial years:

In thousand euros

Payments	2011		2010
Montenegro (UNHCR) : project aimed at improving the living conditions of refugees families in Montenegro		616
Georgia (Council of Europe) : repayment		(2)
Haiti (UNICEF) : repayment / emergency aid with the victims of Haiti touched by the seism: education, health, nutrition, protection and water, cleansings and hygiene (WASH – Water, Sanitation and Hygiene)		(1)		100
Bosnia and Herzegovina (UNHCR) : repayment				(19)
Total		613		81

Loans outstanding and financing commitments by country with STA interest rate subsidies

In thousand euros
	Outstanding		Financing commitments

Breakdown by borrowers’ country location	31/12/2011	31/12/2010	31/12/2011	31/12/2010
Romania	303 754	307 415	22 672	27 271
Hungary	159 447	177 607
Croatia	105 959	130 270
Albania	93 940	71 520	15 621	38 743
Turkey	70 000		180 000	250 000
Poland	51 022	60 720	238 000	238 000
Serbia	28 500	28 500	21 100	21 100
Bosnia and Herzegovina	19 010	18 294	19 364	647
Bulgaria	12 893	13 910		2 903
Moldova	10 337	9 313	9 540	10 587
Slovak Republic	7 347	12 118
Lithuania	5 358	5 946
“the former Yugoslav Republic of Macedonia”	5 000	5 000	20 350	20 350
Slovenia	598	1 196
Total	873 165	841 809	526 647	609 601

These outstanding loans are included in the Bank’s loan portfolio (Note F).

FINANCIAL STATEMENTS 2011

Note K - Provisions

The Bank set up the following provisions with respect to its post-employment benefits:

In thousand euros
	31/12/2011	31/12/2010
Provision for pension commitments	74 142	66 577
Provision for other post-employment benefits	18 169	15 971
Total	92 311	82 548

The Bank administers a pension scheme and other related post-employment benefits (particularly medical insurance). The commitment in relation to the different post-employment benefits is determined separately using the projected unit credit actuarial valuation method. The last actuarial valuation was carried out on 31 December 2011 based on individual data as at 30 June 2011.

Pension scheme

The following is the pension scheme financial situation:

In thousand euros
	31/12/2011	31/12/2010
Financial situation as at 31 December
Actuarial liability	(86 584)	(80 415)
Actuarial surplus / (deficit)	(86 584)	(80 415)
Stock of unrealised actuarial gains / (losses)	12 442	13 838
Provision as at 31 December	(74 142)	(66 577)
Provision movements as at 31 December
Provision as at 1 January	(66 577)	(59 710)
Service cost	(4 853)	(4 431)
Interest cost related to discounting commitments	(3 423)	(3 610)
Amortisation of actuarial differences	(445)
Book charge for the year	(8 721)	(8 041)
Benefits paid	1 156	1 174
Provision as at 31 December	(74 142)	(66 577)

FINANCIAL STATEMENTS 2011

The main assumptions used in assessing the commitment relative to the pension scheme are shown below:

Other information	2011	2010
Interest rate	4.40%	4.50%
Inflation rate	2.00%	2.00%
Pensions revaluation rate	2.00%	2.00%
Salary increase rate	4.00%	4.00%
Staff average number of remaining working lives as at 31 December	13	13

The assumption regarding the average retirement age has been increased from 62 years to 63 years to reflect an evolution in population behaviour.

Pension scheme - related post-employment benefits

The following is the financial situation with respect to pension scheme-related commitments:

In thousand euros
	31/12/2011	31/12/2010
Financial situation as at 31 December
Actuarial liability	(24 397)	(19 427)
Actuarial surplus / (deficit)	(24 397)	(19 427)
Stock of unrealised actuarial gains / (losses)	6 228	3 456
Provision as at 31 December	(18 169)	(15 971)
Provision movements as at 31 December
Provision as at 1 January	(15 971)	(14 181)
Service cost	(1 296)	(1 154)
Interest cost related to discounting commitments	(925)	(795)
Amortisation of actuarial differences	(116)	18
Book charge for the year	(2 337)	(1 931)
Benefits paid	139	141
Provision as at 31 December	(18 169)	(15 971)

The economic assumptions used in assessing the commitments relative to related benefits are similar to those used for the pension scheme.

The Bank’s commitment related to medical insurance for pensioners was valuated on the basis of a 6.00% yearly increase rate of the Bank’s contributions. The assumption regarding the Bank’s contribution to medical insurance for pensioners has been raised to reflect an increase which took effect on 1 January 2011.

FINANCIAL STATEMENTS 2011

Note L – Capital

Following a recommendation by the Administrative Council, on 4 February 2011 the Governing Board has approved the Bank’s 6th capital increase [Resolution 386 (2011)] which entered into force on 31 December 2011. The subscription rate reached 75%, therefore exceeding the minimum threshold of 67%. The subscription period runs until 30 June 2012.

At 31 December 2011 the subscriptions registered for an amount of € 1 649 063 thousand of which € 184 530 thousand were called and paid up by incorporation of reserves. The CEB’s subscribed capital has thus increased from € 3 303 450 at 31 December 2010 to € 4 952 513 thousand at 31 December 2011.

Capital allocation by Member State is presented below:

In thousand euros

Members	Subscribed capital	Uncalled capital	Called capital	Percentage of subscribed capital
Germany	915 770	814 114	101 656	18,491%
France	915 770	814 114	101 656	18,491%
Spain	597 257	530 958	66 299	12,060%
Italy	549 692	489 000	60 692	11,099%
Turkey	388 299	345 197	43 102	7,840%
Belgium	164 321	146 083	18 238	3,318%
Greece	164 321	146 083	18 238	3,318%
Portugal	139 172	123 724	15 448	2,810%
Sweden	139 172	123 724	15 448	2,810%
Poland	128 260	114 023	14 237	2,590%
Netherlands	119 338	106 161	13 177	2,410%
Finland	69 786	62 039	7 747	1,409%
Norway	69 786	62 039	7 747	1,409%
Bulgaria	62 459	55 526	6 933	1,261%
Romania	59 914	53 264	6 650	1,210%
Switzerland	53 824	43 229	10 595	1,087%
Denmark	53 823	47 879	5 944	1,087%
Hungary	44 788	39 816	4 972	0,904%
Czech Republic	43 037	38 260	4 777	0,869%
Luxembourg	34 734	30 878	3 856	0,701%
Ireland	28 998	25 797	3 201	0,586%
Serbia	25 841	22 973	2 868	0,522%
Croatia	21 376	19 003	2 373	0,432%
Cyprus	19 882	17 676	2 206	0,401%
Slovak Republic	18 959	16 854	2 105	0,383%
Latvia	12 808	11 387	1 421	0,259%
“the former Yugoslav Republic of Macedonia”	12 723	11 311	1 412	0,257%
Lithuania	12 588	11 191	1 397	0,254%
Slovenia	12 295	10 930	1 365	0,248%
Iceland	10 144	9 018	1 126	0,205%
Malta	10 144	9 018	1 126	0,205%
Georgia	9 876	8 780	1 096	0,199%
Bosnia and Herzegovina	9 689	8 614	1 075	0,196%
Albania	8 034	7 147	887	0,162%
Estonia	7 637	6 794	843	0,154%
Montenegro	6 584	5 853	731	0,133%
Moldova	5 488	4 878	610	0,111%
Liechtenstein	2 921	2 374	547	0,059%
San Marino	2 921	2 478	443	0,059%
Holy See	82	58	24	0,002%
Total 2011	4 952 513	4 398 245	554 268	100,000%
Total 2010	3 303 450	2 933 712	369 738

Earnings per participating certificate for 2011 amount to € 21.47 (€ 35.07 for 2010).

FINANCIAL STATEMENTS 2011

Note M – Interest margin

Income and expenses are accounted for in accordance with the effective interest rate method (interest, commissions and charges).

Changes in value calculated exclusive of accrued interest on financial instruments are accounted for under “Net gains or losses from financial instruments at fair value through profit or loss” (Note N).

Interest income and expenses from fair value hedging derivatives are shown together with the income and expenses arising from those items for which they provide risk coverage.

In thousand euros
	2011	2010
Available-for-sale financial assets
Securities transactions	75 690	57 277
Hedging derivatives	(13 557)	(17 270)
Sub-total	62 133	40 007
Loans and advances to credit institutions and to customers
Loans (exclusive of interbanking)	279 662	220 210
Advances	41 024	7 537
Hedging derivatives	(79 583)	(92 051)
Sub-total	241 103	135 696
Financial assets held to maturity
Securities transactions	90 969	92 580
Sub-total	90 969	92 580
Amounts owed to credit institutions and to customers
Deposits	(64)	(142)
Interest-bearing accounts	(12 491)	(6 450)
Sub-total	(12 555)	(6 592)
Debt securities in issue
Bonds	(807 634)	(846 535)
Hedging derivatives	571 003	725 834
Sub-total	(236 631)	(120 701)
Other interest expenses and similar charges	(4 347)	(4 405)
Interest margin	140 672	136 585

FINANCIAL STATEMENTS 2011

The following is the breakdown of interest on loans relative to the financial year:

In thousand euros

Breakdown by borrowers’ country location	2011	2010

Poland	46 241	33 875
Hungary	31 088	23 812
Romania	20 991	14 355
Turkey	19 307	21 005
Spain	18 173	13 268
Italy	17 270	14 972
Germany	14 971	10 311
France	14 053	9 602
Cyprus	13 403	9 806
Finland	12 465	10 192
Greece	11 513	15 056
Croatia	10 641	10 419
Portugal	9 895	4 405
Belgium	4 352	1 825
Sweden	3 772	1 658
Malta	3 476	3 957
Denmark	3 416	2 049
Latvia	3 320	2 742
Slovenia	2 948	2 041
Iceland	2 913	2 139
Albania	2 518	1 686
Lithuania	2 050	2 068
Bosnia and Herzegovina	1 983	1 901
Ireland	1 769	1 282
Serbia	1 654	1 627
Bulgaria	1 576	1 308
Norway	874	875
“the former Yugoslav Republic of Macedonia”	861	671
Slovak Republic	546	304
Czech Republic	489	297
Estonia	471	209
Moldova	467	442
Montenegro	162
San Marino	34	51
Total	279 662	220 210

FINANCIAL STATEMENTS 2011

Note N - Net gains or losses from financial instruments at fair value through profit and loss

Net gains from financial instruments at fair value through profit and loss cover the profit and loss items relative to financial instruments, except for the interest income and charges presented under “Interest margin” (Note M).

In thousand euros

	2011	2010

Net result from fair value of hedging instruments	38 857	(76 922)
Revaluation of hedged items attributable to covered risk	(38 306)	76 826
Result from financial instruments at fair value through profit and loss	3 136	(1 194)
Revaluation of exchange positions	101	240
Total	3 788	(1 050)

Note O - Net gains or losses from available-for-sale financial assets

In thousand euros

	2011	2010
Dividends received	54	62
Total	54	62

Note P - Commissions and other net expenses

The table below shows the breakdown of net commissions:

In thousand euros

	2011	2010

Sundry banking income	258	253
Banking charges	(1 814)	(2 194)
Total	(1 556)	(1 941)

FINANCIAL STATEMENTS 2011

Note Q – General operating expenses

In thousand euros

	2011	2010

Staff costs
Wages and salaries	19 244	18 166
Social charges and pension costs	6 637	5 511
Other general operating expenses	8 733	8 385
Total	34 614	32 062

At 31 December 2011, the Bank staff was composed of: 4 appointed officials (Governor, Vice-Governor Delegate and Vice-Governors) and 171 professional staff. At 31 December 2010: 4 appointed officials (Governor, Vice-Governor Delegate and Vice-Governors) and 159 professional staff.

Note R – Cost of risk

The cost of risk covers depreciation charges incurred as a result of credit risk inherent to the Bank’s activities.

In thousand euros

Cost of risk for the financial year	2011	2010

Net depreciation charges of loans and advances to credit institutions		15
Commitments by signature and other		(16 124)
Total		(16 109)

The heading “Commitments by signature and other” concerns the execution of the judgement delivered by the Spanish Supreme Court in a case between the Bank and one of its paying agents. The amount of € 16.5 million has been paid to the Bank by the condemned paying agent for the non-execution of its contractual obligations. Legal fees for this case amount to € 0.4 million.

In thousand euros

Depreciations resulting from credit risk	2011	2010

Total depreciations at the beginning of the financial year	1 837	1 822
Net depreciations charges	22	15
Total	1 859	1 837

Note S – Post-balance sheet events

No material events that would require disclosure or adjustment to these financial statements occurred between 31 December 2011 and the closing date of the accounts by the Governor on 23 February 2012.